Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 33-47641 on Form N-1A of our reports dated January 26, 2007, relating to the financial statements and financial highlights of Lord Abbett Research Fund, Inc., including Lord Abbett America’s Value Fund, Lord Abbett Growth Opportunities Fund, Lord Abbett Large-Cap Core Fund, and Small-Cap Value Series, appearing in the Annual Reports on Form N-CSR of Lord Abbett Research Fund, Inc. for the year ended November 30, 2006, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

September 10, 2007